UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2010 (August 13, 2010)

UNILIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Lowther Road, Lewisberry, Pennsylvania	17339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 938-9323

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 13, 2010, Unilife Cross Farm, LLC (“Cross Farm”), a subsidiary of Unilife Corporation (the “Company”) entered into a Non-Revolving Credit and Security Agreement dated as of August 13, 2010 (the “Credit Agreement”) with Univest National Bank and Trust Co. (“Univest”), pursuant to which Univest agreed to provide Cross Farm with a loan in an amount not to exceed $7 million. In conjunction with the Credit Agreement, Cross Farm executed a Non-Revolving Promissory Note in favor of Univest (the “Note”). Proceeds will be used to provide short-term financing for construction of the Company’s new corporate headquarters and primary manufacturing facility in York, Pennsylvania (the “Facility”). The Company expects that all amounts borrowed under the Credit Agreement will be repaid in connection with the closing of the permanent financing for the Facility (the “Permanent Financing”), which it expects to close during the next 60 days.

The Company has previously received from Metro Bank non-binding commitment letters to provide the Permanent Financing. Although the Company has sufficient cash on hand to continue funding the construction of the Facility, the commitment letters provide that proceeds from the Permanent Financing may not be used to reimburse the Company for amounts paid by the Company in excess of its approximately $9 million equity contribution. However, proceeds from the Permanent Financing may be used to repay loans from third parties. Given that the Company has already paid in the full amount of its equity contribution to the project, the Univest financing will allow Cross Farm to continue funding the project as scheduled without putting any additional equity into the project.

Under the terms of the Credit Agreement, Cross Farm may borrow funds at any time by giving notice to Univest. Borrowings under the Credit Agreement bear interest at a rate equal to the greater of (i) the Prime Rate (as defined in the Note) plus one-half percent (0.5%), or (ii) three and three quarters percent (3.75%). Cross Farm will make consecutive monthly payments of accrued interest on the 15th of each month, beginning on September 12, 2010. The Credit Agreement also provides for a commitment fee of $70,000 to be paid by Cross Farm at the time of closing (plus Univest’s legal costs). Cross Farm may prepay principal at any time, provided, however, principal may not be reborrowed once prepaid. The Note will mature on February 13, 2011. Along with customary provisions for events of default, the Note provides for an event of default if any of the commitment letters for the permanent financing of the Facility expire, terminate or are revoked.

In connection with the Credit Agreement, the Company executed a Surety Agreement dated as of August 13, 2010 (the “Surety”) in favor of Univest pursuant to which the Company unconditionally guaranteed Cross Farm’s performance under the Credit Agreement and the Note, including repayment of all amounts borrowed by Cross Farm plus accrued interest. As security for the Company’s obligations under the Surety, the Company and Univest entered into the Security and Control Agreement Regarding Reserve Account dated as of August 13, 2010 (the “Security Agreement”), pursuant to which the Company granted Univest a continuing security interest in a cash reserve account established by the Company at Univest in the amount of $7 million. Univest will release its security interest in such cash reserve account upon repayment of all principal and accrued interest under the Note.

The Company intends to file the Credit Agreement, Note, Surety and Security Agreement as exhibits to our next periodic report.

The foregoing contains forward-looking statements, which are based on management’s beliefs and assumptions and on information currently available to our management. The Company’s management believes that these forward-looking statements are reasonable as and when made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” in the Company’s registration statement on Form 10 and those described from time to time in other reports which the Company files with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is hereby made to Item 1.01 which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation
Date: August 19, 2010	By:	/s/ Alan Shortall

Alan Shortall Chief Executive Officer